ADAMIS PHARMACEUTICALS CORPORATION 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-159229, 333-169106, 333-175383, 333-196435, 333-201742, 333-211773 and 333-218945), on Form S-1 (Nos. 333-190798, 333-192372, and 333-192801), and on Form S-3 (Nos. 333-196976, 333-199454, 333-200447, 333-209401, 333-212880, 333-217400 and 333-717908) of our report dated March 15, 2018, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the Company), as of and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 15, 2018